Memorandum of Understanding

For a Joint Venture in the Exploration, Development and Production from Mineral Concessions Owned by Golden Anvil, SA de CV in the State of Nayarit, Mexico

Date: October 19, 2010

The following outlines a binding Memorandum of Understanding (MOU) between the under-signed parties:

1. Royal Mines and Minerals Corp. (Royal Mines), and,
2. Golden Anvil SA de CV (Golden Anvil).

The purpose of this MOU is to outline the relationship between the parties in order to explore, develop and produce from the exploration claims and associated mine(s) and mill currently owned by Golden Anvil, SA de CV located in the Mexican state of Nayarit (the "Property")

Whereas:

1. Royal Mines is a company in good standing under the laws of the State of Nevada and is in good standing under the laws of its jurisdiction of incorporation.

2. Royal Mines is a reporting company under the United States Securities Exchange Act of 1934 (the "Act") and is in good standing with respect to its filings under the Act.

3. Golden Anvil, SA de CV is a corporation incorporated under the laws of Mexico and is in good standing in its jurisdiction of incorporation.

4. Golden Anvil owns the following mineral concessions free and clear of any liens, charges or encumbrances: Title 213609 La Bufa, Title 213744 El Arrayan, Title 226062 La Nueva Victoria, Title 227844 Filomeno & Title 214908 Mano Arriba, with all a total are of 5,275 hectares (13,035 acres), herewith referred to as the Mineral Claims.

5. Title 222592 La Chata, with an area of 7,885.921 hectares (19,486 acres) is involved in a cancellation process. Golden Anvil has agreed to make its best effort and to take all legal actions required to stop the cancellation process and to secure the ownership of La Chata. If La Chata is reclaimed by Golden Anvil, then it will form a part of this agreement and will be included under the term Mineral Claims for a total claim area of approximately 13,161 hectares (32,521 acres).

6. Golden Anvil is in the process of relocation and recommissioning an ore processing plant with a nominal capacity of 200 tons/day.

7. Royal Mines and Golden Anvil have entered into a Letter of Intent (dated October 21, 2009) with respect to the formation and funding of a proposed Joint Venture agreement in which Royal Mines will acquire a 50% interest in the Mineral Claims and processing plant by providing funding of US$3,000,000 as follows:

   a. US$1,500,000 to relocate the processing plant to an area with better power and access, purchase additional processing equipment, and refurbish as deemed necessary by Golden Anvil;
   b. US$500,000 for Golden Anvil to pay its current liabilities, late taxes and mining duties; and
   c. US$1,000,000 in the form of a no interest loan to fund the costs of a repurchase of the outstanding shares of Golden Anvil.

   Revenue for the Joint Venture will be split proportionate to ownership, with 25% of Golden Anvil's share being used to repay the US$1 million loan, which at the latest will be repaid within 12 months of the date of funding. Royal Mines has a 60 day period of due diligence (which has expired) and a 90 day period to obtain the necessary financing (which has been extended).

8. Golden Anvil is indebted to Royal Mines in the amount of US$600,000, advanced by Royal Mines to Golden Anvil according to the terms of the Toll Processing Agreement (dated December 3, 2009) between Royal Mines and Golden Anvil, secured by Golden Anvil's interest in its mineral concessions, plant and equipment.

Golden Anvil and Royal Mines hereby agree as follows:

1. Golden Anvil and Royal Mines will form a corporate entity in the State of Nevada, to be named Golden Anvil, Inc. (GAI), to which the terms of this agreement will be assigned. The shares will be issued equally to Royal Mines and Golden Anvil.

2. GAI will be governed by a five member Board of Directors, with two members of the Board appointed by Golden Anvil, two members appointed by Royal, and one member selected as an outside Director by the other four (4) Directors. However, from the time of incorporation of GAI until the time when Royal completes the $3,000,000 funding, the fifth member of the Board shall be Francisco Rolando Rincón-Romo.

3. GAI will be wholly acquired by Royal Mines or merged into another public entity for the benefit of the Joint Venture within 12 months of Royal Mines funding the

complete $3,000,000 primary funding. The public entity's shares shall not be restricted in any manner, except as required by the securities laws of the United States.

4. Royal Mines will lead the investment advocate and shall involve Golden Anvil in all stages, including negotiations between Royal Mines and investors interested in funding Royal Mines' portion of the Joint Venture.

5. Royal Mines has advanced US$600,000 to Golden Anvil as a secured interest free loan (the "Loan"). Within 30 days of the signing of this MOU, Golden Anvil will properly securitize the Loan with Golden Anvil's plant and equipment. Upon completion of the Joint Venture agreement, the US$600,000 will be applied against the $3,000,000 funding as described in Section 6 below.

6. The essence of the Joint Venture agreement is as follows:

    a. Royal Mines will contribute a total $3,000,000 for a 50% interest in both the assets of GAI and the net profits of GAI (agreed upon expenses deducted before arriving at the net profit; TBD by Royal Mines and Golden Anvil).
    b. Royal Mines and Golden Anvil will split the net profit 50/50 upon funding $600,000 of the $3,000,000.
    c. Royal Mines shall have a maximum of 180 days from the date of the first delivered 20 tons of concentrate generated from the relocated facility to raise the remaining $2,400,000. Royal Mines will seek to raise $300,000, for working capital for GAI, within 45 days of the signing the MOU. Royal will then seek the remaining $2,100,000 within the 180 day time period. Upon funding the final $2,100,000, Golden Anvil will transfer all assets into GAI, at which time Royal Mines will obtain a 50% interest in those assets.
    d. The final $2,100,000 will be used to:
        i. increase the capacity of the Concentration Plant to 500 t/day (approx. 6 ton concentrate/day),
        ii. optimize concentration of precious metals recover to a target of 85% of head ore value,
        iii. pay off agreed upon current liabilities and tax duties,
        iv. secure the ownership of the La Chata mineral claim,
        v. purchase Golden Anvil's 9% minority stockholders that are willing to sell their interest (this will be treated as a loan from GAI to Golden Anvil, which would be paid back to GAI out of Golden Anvil's percentage of profits), and
        vi. begin initial exploration program of the mineralized zones on the claims.
    e. If Royal is not able to fund the final $2,400,000 within the 180 days, the 50% net profit earned by Royal Mines shall be credited against the Loan and a retroactive 18% annual interest rate from the date of the funding of

the Loan due to Royal Mines from Golden Anvil. Any net profit earned will be credited to the earned interest first. Any remaining balance of the Loan shall be repaid to Royal Mines within 12 months from the day of default in contributing the total $3,000,000.

f. In the event of default Royal Mines will surrender all its shares in GAI to Golden Anvil upon full payment of the Loan and earned interest by Golden Anvil, or with mutual agreement of Golden Anvil and Royal Mines, Royal Mines may retain a 10% interest in GAI by converting the Loan into equity in GAI.

g. The processing of the concentrates produced from the processing plant will be processed at the Royal Mines Phoenix plant using the Royal Mines proprietary process, should this process be deemed to be competitive in both metals processing, recovery and refining costs, including transportation to the Phoenix plant from the Golden Anvil plant.

h. Expenses of all mining, concentration and refining shall be the burden of GAI. Net profits from the Joint Venture shall be held in GAI for use as determined by the board of directors. Net Profits = Revenues less related operating expenses of Golden Anvil and Royal Mines. **(Elaboration of mining expense, personnel, management, refining expense and etc need to be clearly defined and agreed to prior to the definitive JV contract.)**. Until Royal completes the total $3,000,000 funding, all net profits, less an agreed upon working capital amount, shall be wire transferred from GAI to a Golden Anvil trust account. The transferred amount will be treated as a non-interest bearing loan to Golden Anvil, and will be returned to GAI in US dollars upon Royal's complete $3,000,000 funding into GAI.

i. Royal Mines and Golden Anvil agree to undertake the following actions from net profits of GAI in accordance with a budget established by the Board of Directors:

    i. Undertake a three year exploration program as determined by the Board of Directors to certify additional mineral reserves on the Golden Anvil properties with an estimated annual budget of $1 million in order to certify the Mineral Reserves of Golden Anvil's Concessions according to 43-101 standards;

    ii. expand operations of the concentration plant if deemed necessary beyond the target of 500 tons of head ore per day; and

    iii. potentially develop a Gold and Silver refinery, to be determined by the Board, in the State of Sinaloa or the State of Nayarit to process minerals from Golden Anvil and other mining companies in Mexico.

j. Upon completion of the $3,000,000 funding by Royal Mines and the transfer of assets by Golden Anvil into GAI, Gold Anvil and Royal Mines will fund all future development on an equal basis.

7. Royal Mines and Golden Anvil hereby agree to act in good faith together in the diligent preparation and execution of a Joint Venture Agreement which will

substantially be based on the general terms outlined in this MOU. During the period from the date of this MOU through the execution of the Joint Venture Agreement, Royal Mines and Golden Anvil agree that they shall not negotiate or enter into agreements with third parties involving the subject matter of this MOU.

8. Throughout this process, Royal Mines retains the right to withdraw from the Joint Venture Agreement at any time by providing Golden Anvil with 45 days notice of intent to withdraw from the Agreement. Royal Mines will meet all obligations in existence when the notice is provided.

9. Golden Anvil retains the right to withdraw from the Joint Venture Agreement if Royal Mines fails to meet its material obligations under the terms of the Joint Venture Agreement.

10. By withdrawing or forfeiting from the Joint Venture Agreement Royal Mines will relinquish all rights and privileges to the producing assets and Mineral Claims.

11. By withdrawing or forfeiting from the Joint Venture Agreement Royal Mines will not be exposed to any future financial liabilities or legal responsibilities in regards to the producing assets and Mineral Claims held by Golden Anvil.

12. In general, under the terms of the yet to be negotiated Joint Venture Agreement, Golden Anvil will take responsibility for acquiring or maintaining all permits necessary for continuous ore mining and processing, and geological exploration (drilling, trenching, ground and aerial surveys, etc.).

13. The terms of the Joint Venture Agreement will define the role of all parties in the operation and exploration of the project.

14. Assuming agreement can be made on remuneration, and technical and managerial capabilities, Golden Anvil will be responsible for day-to-day operation of the mine and concentration plant.

15. Subject to the execution of a Joint Venture Agreement, and except as otherwise provided herein, this MOU is binding upon all parties hereto.

ACKNOWLEDGEMENT AND ACCEPTANCE

Acknowledged and agreed to this 19th day of October, 2010

ROYAL MINES & MINERALS CORP.

PER:

K. Ian Matheson, CEO

GOLDEN ANVIL SA de CV

PER:

Ing. Marco Antonio Rincón Valdés, CEO